Exhibit 10.10

UNIT AGREEMENT

PROFESSIONAL HOLDING CORP. SHARE APPRECIATION RIGHTS PLAN

This Professional Holding Corp. Share Appreciation Rights Plan Unit Agreement (“Unit Agreement”), dated as of ________________ (“Grant Date”), has been made by and between (i) Professional Holding Corp., a registered bank holding company organized under the laws of the State of Florida (“Company”); (ii) Professional Bank (“Bank”), its wholly owned subsidiary, effective as of_____________ (“Effective Date”) (Corporation and Bank are collectively referred to as “Company”); and, (iii) ________________ (“Participant”).

The purposes of this Unit Agreement are to mutually benefit Company, Bank and Participant as follows:

a)	To further the growth, development and financial success of the Company and the Bank by providing appropriate incentives to certain key employees of the Bank and/or Company who have been or will be given responsibility for the management or administration of the business affairs of the Bank;

b)	To provide for distinct plans for operating management in order to maximize incentives offered while minimizing expenses; and

c)	To enable the Bank to obtain and retain the services of the type of professional, technical and managerial employees considered essential to both the Company’s and the Bank’s long-range success.

WHEREAS, the provisions of the Professional Holding Corp. 2014 Share Appreciation Rights Plan (“SAR Plan”), adopted by the Company’s Board of Directors on October 21, 2014, are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the SAR Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the SAR Plan. The Committee shall have final authority to interpret and construe the SAR Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Participant and his/her legal representative in respect of any questions arising under the SAR Plan or this Agreement;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Units

(a)               Grant of Units. Company hereby grants the Participant _____ Units at the Base Price as of the Grant Date. The Base Price referred to in this Agreement is equivalent to $____ per share of the Common Stock. The Units are granted on and subject to the terms and conditions set forth in this Agreement and as otherwise provided in the SAR Plan.

(b)               Participant Election. Participant hereby makes an election of one of the two below options, to determine how the Company shall pay Participant under the SAR Plan. This Participant Election, made as of the Grant Date shall be irrevocable and cannot be modified by the Participant or Company at any time.

[ ____ ]    Participant elects Option 1 under the SAR Plan.

[ ____ ]    Participant elects Option 2 under the SAR Plan.

(c)               Unit Appreciation Payment Upon Separation From Service of the Company and/or Upon Liquidity Event. Unit Appreciation Payments attributable to vested Units shall only be made at such times and upon such events as provided in the SAR Plan. Units that are or have been forfeited shall receive no payment of any kind.

(d)               Non-Transferability of Units. The Units and the right to any Unit Appreciation Payment and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the time of Unit Appreciation Payments, if any, pursuant to the terms hereof. Any attempt to dispose of any Unit in contravention of the above restriction shall be null and void and without effect.

Section 2. Terms and Conditions of Award; Acknowledgments by Participant

(a)               Income Taxes. Company shall withhold taxes that it determines it is required to withhold under applicable tax laws with respect to any Unit Appreciation Payment (with such withholding obligation determined based on any applicable statutory withholding rates).

(b)               Additional Acknowledgments.

i.	The SAR Plan serves as part of the compensation package for a select group of management and highly compensated employees to provide a mechanism to monetize executive performance consistent with adding value to the Common Stock;

ii.	The issuance of any Unit hereunder is not a security and shall not provide any rights as a holder of Common Stock;

iii.	The SAR Plan is not intended to be subject to ERISA and shall be provided solely to participants selected by the Committee who are limited to a select group of management and highly compensated employees; and

iv.	The SAR Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent applicable, this Agreement shall incorporate the terms and conditions required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.

Section 3. Condition Precedent to Receiving Unit Appreciation Payments under the SAR Plan

The Participant hereby covenants and agrees that any Unit Appreciation Payments received under the SAR Plan, shall be subject to Participant’s compliance with the Noncompetition Requirement that during the Term and for a period of three hundred sixty-five days (365) following the Participant’s separation from service with the Bank for any reason whatsoever (except where the employment of the Participant is terminated pursuant to Section 8.(c) of the SAR Plan), Participant will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank; provided, however, that the foregoing shall not preclude any ownership by the Participant of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Bank common stock owned by the Participant at the time of termination of employment. In the event that Participant fails to comply with this Noncompetition Requirement, Participant shall immediately repay to the Company any Unit Appreciation Payments received under the SAR Plan.

Section 4. Miscellaneous

(a)               Confidentiality of the Agreement and the SAR Plan. By signing this Agreement, Participant acknowledges the proprietary nature of the SAR Plan, and agrees not to make any public statement, announcement, press release, or otherwise disclose the terms of the SAR Plan, or make public any documents Participant receives describing the SAR Plan (including but not limited to, the Unit Agreement, SAR Plan, summary plan document, etc.), to any third parties not affiliated with the Company, without the prior written consent of the Company. Notwithstanding the foregoing, nothing herein shall prohibit Participant from sharing the terms of the SAR Plan with Participant’s own legal counsel and/or accountants.

(b)               No Right to Continued Employment. Nothing in the SAR Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of Bank or shall interfere with or restrict in any way the right of Bank to remove, terminate or discharge Participant at any time for any reason whatsoever, with or without cause and with or without advance notice.

(c)               Bound by SAR Plan. By signing this Agreement, Participant acknowledges that he/she has received a copy of the SAR Plan and has had an opportunity to review the SAR Plan and agrees to be bound by all the terms and provisions of the SAR Plan.

(d)               Successors. The terms of this Agreement shall be binding upon and inure to the benefit of Bank, its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e)               Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)                Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(g)               Entire Agreement. This Agreement and the SAR Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior communications, representations and negotiations in respect thereto.

(h)               Governing Law. This Agreement and the rights of the Participant hereunder shall be construed and determined in accordance with the laws of the State of Florida.

(i)                 Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)              WAIVER OF JURY TRIAL. THE COMPANY AND EACH PERSON WHO IS A PARTICIPANT, BENEFICIARY, ESTATE, HEIR OR ASSIGN OF A UNIT EXPRESSLY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THE SUBJECT MATTER OF THIS PLAN.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the ___day of ___, 20___.

PROFESSIONAL HOLDING CORP., a
Florida corporation

By: Daniel Sheehan
Its: President / CEO

PROFESSIONAL BANK

By: Abel Iglesias
Its: President / CEO

PARTICIPANT:

Print Name:
Address:

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